Exhibit 16.1

March 9, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01of Form 8-K dated March 9, 2018, of Saul Centers, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP